Exhibit 99.1

Company Contact:
Mark L. Weinstein, President & CEO
Ted I. Kaminer, CFO Tel: (267) 757-3000 Porter, LeVay & Rose, Inc. Linda Decker, VP — Investor Relations Tel: (212) 564-4700
FOR IMMEDIATE RELEASE
BIO-IMAGING TECHNOLOGIES ANNOUNCES FOURTH QUARTER AND YEAR-END 2007
FINANCIAL RESULTS
EPS of $0.06 per share in Q4 2007; Record backlog of $92.5 Million
NEWTOWN, PA, February 13, 2008— Bio-Imaging Technologies, Inc. (“Bio-Imaging”) (NASDAQ: BITI) today announced its financial results for the quarter and year ended December 31, 2007.
Financial highlights for the fourth quarter and year ended December 31, 2007 include:
•	Service revenues increased 20% to $10.4 million for fourth quarter 2007 as compared to $8.7 million for the same period in 2006. Full year 2007 service revenues increased 19% to $38.2 million, as compared to $32.1 million in full year 2006.

•	Operating income increased 31% in fourth quarter 2007 to $1,126,000 as compared to operating income of $861,000 for fourth quarter 2006. Full year 2007 operating income was $3,190,000 compared to operating income of $1,115,000 for 2006.

•	Net income increased 30% to $797,000 for fourth quarter fiscal 2007, or $0.06 per fully diluted share, versus net income of $613,000, or $0.05 per fully diluted share, in the fourth quarter of 2006. For the full year 2007, net income was $2,333,000, or $0.18 per fully diluted share, versus net income for full year 2006 of $1,004,000, or $0.08 per fully diluted share.

•	Backlog increased 23% to $92.5 million, as of December 31, 2007, as compared to $75.2 million as of December 31, 2006.
Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, “We are very pleased with our operating results for 2007. Full year 2007 service revenues of $38.2 million exceeded our guidance of $37 — $38 million and full year 2007 fully diluted earnings per share of $0.18 exceeded our guidance of $0.15 to $0.17. Fourth quarter 2007 service revenues of $10.4 million represented an 8% sequential quarter over quarter increase and the increased profitability on these revenues is a testament to our leverageable expense base that generally provides increasing margins as we grow our revenues.”
Mr. Weinstein continued, “Through the completion and integration of the Theralys acquisition we have solidified our strong service offering in the CNS and neurovascular areas and added these therapeutic capabilities to our traditional core strengths in the oncology, musculoskeletal and cardiovascular areas.”
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Fourth quarter results include CapMed revenue of $257,000 and operating expenses of $583,000, respectively, and for the full year 2007, revenue of $653,000 and operating expenses of $2,451,000 respectively. Mr. Weinstein remarked, “Our approach to the Personal Health Record market has been to develop a world class product as it relates to functionality and interoperability knowing that in the future the PHR is just one of the components required for a comprehensive personal health management solution. Based on the strength of our products we are establishing some very strong value added reseller (VAR) arrangements with major industry players and later this month we will be demonstrating our new products at the Health Information and Management Systems Society (HIMSS) conference.”
Mr. Weinstein concluded, “We are pleased with the strong operating results in 2007 and look forward to continued progress in our operating results in 2008. Based on the strength of our backlog and the positive trends in service revenue and operating income, we are reiterating our full year 2008 guidance of service revenue in the range of $42-$44 million and earnings per share in the range of $0.21 to $0.23.”
Management of Bio-Imaging Technologies, Inc. will host a conference call today at 11 a.m. EST to discuss the company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674 from the U.S. or (973) 321-1100 for international callers, conference ID# 32770012 approximately 15 minutes before the call. There will be a simultaneous webcast on www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (800) 642-1687, from the U.S., or (706) 645-9291, for international callers, conference ID# 32770012. The replay will also be on the website under “Investor Relations” at www.bioimaging.com for two weeks.
Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its Core Labs in Newtown, PA, and Leiden, The Netherlands, along with business offices in PA, MA, The Netherlands, Germany and France. Through its CapMed Personal Health Management Suite, Bio-Imaging provides its Personal HealthKey™ technology, the Personal Health Record (PHR) software, and CapMed Patient Portal allowing patients to better monitor and manage their health care information.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent form 10-Q.
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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	12/31/07	12/31/06	12/31/07	12/31/06
Service revenues	10,366	8,662	38,196	32,114
Reimbursement revenues	2,323	2,026	9,711	8,404

Total revenues	$12,689	$10,688	$47,907	$40,518

Costs and expenses:
Cost of service revenues	5,803	4,966	21,949	19,751
Cost of reimbursement revenues	2,323	2,026	9,711	8,404
Sales & marketing expenses	1,832	1,492	6,855	5,740
General & admin. expenses	1,605	1,343	6,202	5,508

Total cost and expenses	11,563	9,827	44,717	39,403

Income from operations	1,126	861	3,190	1,115
Interest income (expense) — net	170	151	642	503

Income before taxes	1,296	1,012	3,832	1,618
Income tax provision	499	399	1,499	614

Net income	797	613	2,333	1,004

Basic earnings per share	$0.07	$0.05	$0.20	$0.09

Weighted average number of shares — basic	11,725	11,283	11,616	11,219

Diluted earnings per share	$0.06	$0.05	$0.18	$0.08

Weighted average number of shares — diluted	12,856	12,372	12,745	12,364
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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:

Cash and cash equivalents	$17,915	$16,166
Accounts receivable	5,881	5,565
Prepaid expenses and other current assets	1,235	1,237
Deferred income taxes	2,930	2,211

Total current assets	27,961	25,179

Property & equipment net	7,980	5,908
Intangibles & goodwill	6,475	2,228
Deferred income taxes	—	273
Other assets	641	520

Total assets	$43,057	$34,108

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,864	$1,720
Accrued expenses and other current liabilities	4,616	3,335
Deferred revenue	11,664	9,451
Current maturities of capital lease obligations	97	455

Total current liabilities	18,241	14,961

Long-term capital lease obligations	—	97
Deferred income taxes	691	—
Other liabilities	597	208

Total liabilities	19,529	15,266

Stockholders’ equity:
Common stock	3	3
Additional paid-in capital	25,084	22,864
Accumulated other comprehensive gain	151	17
Accumulated deficit	(1,710)	(4,042)

Total stockholders’ equity	23,528	18,842

Total liabilities & stockholders’ equity	$43,057	$34,108

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	For the Twelve Months Ended
	12/31/07	12/31/06
Cash flows from operating activities:
Net income	2,333	1,004
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	2,335	2,035
Provision for deferred income taxes	286	25
Bad debt provision	15	16
Non-cash stock based compensation expense	474	357
(Gain) loss on foreign currency options	(10)	82
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(145)	1,051
Increase in prepaid expenses and other current assets	(77)	(234)
Increase in other assets	(53)	(93)
Increase (decrease) in accounts payable	78	(271)
Increase in accrued expenses and other current liabilities	1,985	1,359
Increase in deferred revenue	2,093	3,196
Increase in other liabilities	23	2

Net cash provided by operating activities	$9,337	$8,529

Cash flows from investing activities:
Purchases of property and equipment	(3,928)	(2,233)
Net cash paid for acquisitions	(3,507)	—

Net cash used in investing activities	$(7,435)	$(2,233)

Cash flows from financing activities:
Payments under equipment lease obligations	(454)	(874)
Purchase of foreign currency options	—	(14)
Proceeds from exercise of stock options	301	153
Excess tax benefit related to stock options	—	51

Net cash used in financing activities	$(153)	$(684)

Net increase in cash and cash equivalents	1,749	5,612
Cash and cash equivalents at beginning of period	16,166	10,554

Cash and cash equivalents at end of period	$17,915	$16,166

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